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Kona Grill, Inc. Opens in Coastland Center in Naples, Florida

Scottsdale, AZ. November 20, 2006 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, has opened its newest restaurant in Naples, FL. The Company has now opened a total of five restaurants in 2006, completing its unit growth plans for the year. Other restaurants opened in 2006 include Oak Brook and Lincolnshire, IL; as well as Dallas and Houston, TX. The opening in Naples marks the Company’s entrance into the Florida market.

The Kona Grill restaurant is located in Coastland Center, a 960,000 square foot, regional mall located on Highway 41 in Naples. The opening of the Kona Grill restaurant is part of a major renovation project for Coastland Center. The center is in the process of undergoing significant exterior and interior improvements, transforming itself into a sophisticated resort retail center, with travertine flooring, comfortable seating areas decorated with colorful fabrics and patterns, and a hotel-style center court with two new mall entrances.

“We are pleased to be entering such an attractive market and look forward to building a name for our American grill and sushi bar concept in the Coastland Center. Collier County, which includes Naples, has the highest per capita income of all 64 counties in Florida, and is one of the faster growing major markets in the country. We look forward to servicing our guests in the Naples area,” said Marcus E. Jundt, Chairman of the Board, Chief Executive Officer and President of Kona Grill.

Kona Grill is open daily for lunch and dinner. Sunday through Thursday, the restaurant is open from 11 a.m. to 11 p.m., and until midnight on Friday and Saturday. The restaurant offers patrons two happy hours. Weekday Happy Hour is offered Monday through Friday from 3 p.m. until 7 p.m. A Reverse Happy Hour is also offered Monday through Saturday from 9 p.m. until 11 p.m. Both Happy Hours feature a selection of half-priced appetizers, pizzas and sushi rolls, plus a selection of drink specials.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Naples, FL; Lincolnshire, IL; Oak Brook, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; Houston, TX; San Antonio, TX and Sugar Land, TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.